                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                 TII Industries
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    872479886
                                 (CUSIP Number)
                                December 31, 2001

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[x]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

         Jerry Bloomberg
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)    X
                                                       ----------

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------

Number of                          5    Sole Voting Power
Shares                                                            0
Beneficially                       --------------------------------------------
Owned by                           6    Shared Voting Power       898,000
Each
Reporting                          --------------------------------------------
Person                             7    Sole Dispositive Power    0
Power                              --------------------------------------------
With                               8    Shared Dispositive
                                                                  898,000
                                   --------------------------------------------

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     898,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9.

      7.7%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

      IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

         Sondra Bloomberg
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)     X
                                                       ----------
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                                           0
Beneficially                        --------------------------------------------
Owned by                           6    Shared Voting Power
Each                                                             739,000
Reporting                           --------------------------------------------
Person                             7    Sole Dispositive Power
Power                                                             0
With                                --------------------------------------------
                                   8    Shared Dispositive        739,000


--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     739,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9.

     6.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person

     S.S. or I.R.S. Identification No. of Above Person

          Michael Bloomberg
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)    X
                                                       ----------
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                                           0
Beneficially                        --------------------------------------------
Owned by                           6    Shared Voting Power
Each                                                             159,000
Reporting                           --------------------------------------------
Person                             7    Sole Dispositive Power
Power                                                            0
With                                --------------------------------------------
                                   8    Shared Dispositive
                                                                 159,000
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     159,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9.

     1.4%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Lee Bloomberg
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)       X
                                                       ----------


--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
--------------------------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                                           0
Beneficially                        --------------------------------------------
Owned by                           6    Shared Voting Power
Each                                                             313,000
Reporting                           --------------------------------------------
Person                             7    Sole Dispositive Power
Power                                                            0
With                                --------------------------------------------
                                   8    Shared Dispositive       313,000
                                    --------------------------------------------

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       313,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9.

      2.7%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person

     S.S. or I.R.S. Identification No. of Above Person

          Ronald Bloomberg
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                  (a)
                                                       ----------
                                                  (b)
                                                       ----------

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                                             0
Beneficially                        --------------------------------------------
Owned by                           6    Shared Voting Power
Each                                                               159,000
Reporting                           --------------------------------------------
Person                             7    Sole Dispositive Power
Power                                                               0
With                                -------------------------------------------
                                    8    Shared Dispositive
                                                                    159,000
                                    -------------------------------------------

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     159,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9.

     1.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Jerry and Sondra Bloomberg Family Foundation (11-3350909)
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)       X
                                                       ----------

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          New York
--------------------------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                                            0
Beneficially                        --------------------------------------------
Owned by                           6    Shared Voting Power
Each                                                              76,000
Reporting                           --------------------------------------------
Person                             7    Sole Dispositive Power    0
Power                               --------------------------------------------
With                               8    Shared Dispositive
                                                                  76,000
                                   --------------------------------------------

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     76,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9.

     0.7%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

         Romac Electronics Profit Sharing Plan (11-2731860)

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                  (a)
                                                       ----------
                                                  (b)     X
                                                       ----------
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         New York
--------------------------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                                           0
Beneficially                         -------------------------------------------
Owned by                           6    Shared Voting Power
Each                                                             154,000
Reporting                            -------------------------------------------
Person                             7    Sole Dispositive Power
Power                                                            0
With                                 -------------------------------------------
                                   8    Shared Dispositive
                                                             154,000
                                     -----------------------------------------
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     154,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9.

    1.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

    EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

         Night Vision, Inc. (11-2217827)

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)      X
                                                       ----------

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         New York

--------------------------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                                               0
Beneficially                        --------------------------------------------
Owned by                           6    Shared Voting Power
Each                                                                 155,000
Reporting                           --------------------------------------------
Person                             7    Sole Dispositive Power
Power                                                                0
With                                --------------------------------------------
                                   8    Shared Dispositive Power
                                                                    155,000
                                    -------------------------------------------

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        155,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9.

     1.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

     CO
--------------------------------------------------------------------------------

ITEM 1.    IDENTITY OF ISSUER

           The name of the issuer is TII Industries, Inc. (the "Issuer"). The address of the Issuer's principal executive office is 1385 Akron Street, Copiague, New York 11726.

ITEM 2.    IDENTITY OF PERSON FILING

           This Amendment No. 2 amends and supplements the statements on
           Schedule 13G (the "Schedule 13G") and Amendment No. 1 to Schedule 13G relating to the common stock, par value $.01 per share (the "Common Stock"), of the Issuer and filed with the Securities and Exchange Commission on behalf of the following: Jerry Bloomberg, Sondra Bloomberg, Michael Bloomberg, Lee Bloomberg, Ronald Bloomberg, Jerry Bloomberg and Sondra Bloomberg Family Foundation, Romac Electronics Profit Sharing Plan and Night Vision, Inc. (the "Reporting Persons"). Except as disclosed herein, there has been no change in the information previously reported in the Schedule 13G.

ITEM 4.    OWNERSHIP

           The information for each reporting person is incorporated herein by reference from the cover pages. The percentage ownership of each of the reporting persons is based on 11,682,284 shares of Common Stock outstanding as of October 24, 2001, as reported by the Issuer in its Form 10-Q for the quarterly period ended September 28, 2001 dated November 11, 2001.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable.

                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                               /s/ Jerry Bloomberg
                               -------------------
                                 Jerry Bloomberg


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                              /s/ Sondra Bloomberg
                              --------------------
                                Sondra Bloomberg


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                             /s/ Michael Bloomberg
                             ---------------------
                               Michael Bloomberg


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                                /s/ Lee Bloomberg
                                -----------------
                                  Lee Bloomberg


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                              /s/ Ronald Bloomberg
                              --------------------
                                Ronald Bloomberg

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                                 Jerry Bloomberg and Sondra Bloomberg
                                 Family Foundation

                                 By: /s/ Jerry Bloomberg
                                     -------------------
                                 Name: Jerry Bloomberg
                                      ------------------
                                 Title: President
                                        ----------------


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                            J & S Bloomberg Associates, LP

                            By: /s/ Jerry Bloomberg
                                --------------------
                            Name: Jerry Bloomberg
                                  ------------------
                            Title: General Partner
                                  ------------------


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                            Romac Electronics Profit Sharing Plan

                            By: /s/ Jerry Bloomberg
                                --------------------
                            Name: Jerry Bloomberg
                                  ------------------
                            Title:   Trustee
                                  ------------------


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002

                           Night Vision, Inc.

                           By: /s/ Jerry Bloomberg
                              ---------------------
                           Name: Jerry Bloomberg
                                 ------------------
                           Title:   President
                                  ------------------